                           KILLBUCK BANCSHARES, INC.










                           NOTICE OF ANNUAL MEETING


                                     AND


                                PROXY STATEMENT














                         ANNUAL SHAREHOLDERS MEETING

                               APRIL 12, 1999

                            KILLBUCK BANCSHARES, INC.
                               165 N. Main Street
                               Killbuck, OH  44637


                           NOTICE OF ANNUAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                                 April 12, 1999

TO THE HOLDERS OF SHARES OF COMMON STOCK:

     Notice is hereby given that the Annual Meeting of the Shareholders of Killbuck Bancshares, Inc. (the "Corporation") will be held at the main office of the Corporation, 165 N. Main Street, Killbuck, Ohio, on Monday, April 12, 1999, at 7:30 p.m. (local time), for the purpose of considering and voting upon the following matters:

1. The election of three Directors (to be elected to Class A of the Corporation's staggered Board of Directors) to serve a three-year term or until their successors shall have been elected and qualified.

2. To transact such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Corporation.

     Shareholders of record at the close of business on March 13, 1999, are the only shareholders entitled to notice of and to vote at the Annual Shareholders Meeting.

                               By order of the Board of Directors

                                  Luther E. Proper

                               Luther E. Proper, President and Chief
                                Executive Officer


March 15, 1999

                                  IMPORTANT

     WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED.

                          KILLBUCK BANCSHARES, INC.
                               KILLBUCK, OHIO


                               PROXY STATEMENT

                            GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Killbuck Bancshares, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, April 12, 1999, in accordance with the foregoing notice.

Killbuck Bancshares, Inc. is a registered bank holding company of which The Killbuck Saving Bank Company (hereinafter collectively "Corporation") is its principal subsidiary.

     The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation. All costs associated with the solicitation will be borne by the Corporation. The Corporation does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Corporation or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders on or about March 15, 1999.

     Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Corporation prior to the exercise of the proxy or in person by voting at the meeting. The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instructions, the proxy will be voted "FOR" the election of the three persons listed in this Proxy Statement.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on March 13, 1999, will be eligible to vote at the Annual Meeting or any adjournment thereof. As of March 13, 1999, the Corporation had outstanding 705,331 shares of no par value common stock. Shareholders are entitled to one vote for each share of common stock owned as of the record date.

All Directors and Executive Officers of the Corporation as a group (comprised of eleven individuals), beneficially held 56,619 shares of the Corporation's common stock as of February 28, 1999, representing 8.03 percent of the outstanding common stock of the Corporation.

Principal Shareholders:
-----------------------

To the Corporation's knowledge, except as noted below, no person or entity owns beneficially, directly or indirectly, 5 percent or more of the Corporation's common stock as of February 28, 1999.

                                         Amount and Nature of         % of
Name and Address of Beneficial Owner     Beneficial Ownership         Class
------------------------------------     --------------------         -----

The Holmes Limestone Co.                   45,120 Shares              6.40%
P.O. Box 295
Berlin, Ohio 44610

               PROPOSAL #1 ELECTION OF DIRECTORS AND INFORMATION
                     WITH RESPECT TO DIRECTORS AND OFFICERS

Classification System for the Election of Directors

     The Corporation has a staggered system for the election of Directors. Directors are divided into three classes as nearly equal in number as possible. The Corporation has ten Directors, and they are elected to serve a three-year term.

Information with Respect to Nominees

     The following information is provided with respect to each Class A (term to expire in 1999) nominee for Director and each present and continuing Director whose term of office extends beyond the Annual Meeting of the Corporation's Shareholders. Those nominees receiving the greatest number of votes will be elected as Directors. There is no minimum number of votes required to elect a Director.


Name and Age          Principal Occupation During          Director of the
------------          ---------------------------         -----------------
                           Past Five Years                Corporation Since
                           ---------------                -----------------


John W. Baker         County Commissioner                        1992
(Age 54)              (President, Burgett Insurance through
Term expires 1999      December 31, 1997)

Richard L. Fowler     President, Mobile Homes of Ohio            1992
(Age 67)
Term expires 1999

Kenneth E. Taylor     Farmer                                     1992
(Age 46)
Term expires 1999

THE DIRECTORS UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THIS PROPOSAL #1.

Information with respect to directors not standing for reelection

Name and Age             Principal Occupation During          Director of the
------------             ---------------------------         -----------------
                              Past Five Years                Corporation Since
                              ---------------                -----------------

Robert D. Bell           Chairman of the Board, Killbuck            1992
(Age 72)                 Bancshares, Inc. an The Killbuck
Term expires 2000        Savings Bank

Ted Bratton              Farmer                                     1999
(Age 38)
Term expires 2001

Thomas D. Gindlesberger  Attorney-at-Law                            1992
(Age 72)
Term expires 2001

Allan R. Mast            Co-Owner Holmes M&M Construction           1992
(Age 49)
Term expires 2000

Dean J. Mullet           President, Mullet Cabinet                  1992
(Age 46)
Term expires 2001

Luther E. Proper         President and CEO, Killbuck Bancshares     1992
(Age 49)                 and The Killbuck Savings Bank Co.
Term expires 2000

Michael S. Yoder         Owens-Brockway                             1992
(Age 57)
Term expires 2001

     The business experience of each of the above-listed nominees and Directors during the past five years was that typical to a person engaged in the principal occupation listed. Unless otherwise indicated, each of the nominees and Directors has had the same position or another executive position with the same employer during the past five years.

     Shareholders desiring to nominate individuals to serve as Directors may do so by following the procedure outlined in the Corporation's Code of Regulations requiring advance notice to the Corporation of such nomination and certain information regarding the proposed nominee.

Security Ownership of Management

                            Shares of Corporation
                                Common Stock             Percentage of
                             Owned Beneficially      Beneficially Ownership
Name & Age                       of 2/28/99              as of 2/28/99
----------                       ----------              -------------

John W. Baker(1)                     530                      .08%
Robert D. Bell (2)                 2,865                      .41%
Ted Bratton(3)                       225                      .03%
Richard L. Fowler (4)              7,328                     1.04%
Thomas D. Gindlesberger           35,000                     4.96%
Craig A. Lawhead (5)               1,480                      .21%
Allan R. Mast (6)                  1,970                      .28%
Dean J. Mullet                       130                      .02%
Luther E. Proper                   6,461                      .92%
Kenneth E. Taylor                    400                      .06%
Michael S. Yoder                     250                      .04%

All directors and executive
officers as a group
(11 persons)                     56,639                      8.03%


(1)  424 shares owned individually, 106 shares owned by son.
(2)  2,500 shares owned individually, 365 shares in spouse's name.
(3)  118 shares owned individually, 107 shares owned jointly with spouse.
(4) 3,683 shares owned individually, 3,645 shares owned jointly with spouse.
(5) 625 shares owned individually, 835 shares owned jointly with spouse, 20 shares in minor daughter's name.
(6) 375 shares owned individually, 895 shares owned jointly with spouse, 700 shares owned in name of Holmes M & M Construction.

Committees and Compensation of the Board of Directors

     Committees
     ----------

     The Board of Directors conducts its business through meetings of the Board and through its committees. In accordance with the Code of Regulations of the Corporation, the Board of Directors has appointed and maintains an Audit Committee, Executive Committee, Investment Committee, Securities Committee and Loan Committee.

     The Corporation's nominating function is performed by the Board of Directors acting as a committee of the whole. In conducting its nominating function, the Board of Directors of the Corporation is responsible for making annual nominations for Directors to fill vacancies created by expired terms of Directors and from time to time, making appointments to fill vacancies created prior to the expiration of a Director's term. During 1998, the Board met once to consider and act upon the nomination of Directors.

     The Audit Committee reviews with the Corporation's independent auditors, the audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Corporation's internal auditing procedures; consults with the independent auditors and management with regard to the Corporation's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and nonaudit fees. The Audit Committee is composed of Messrs. Baker, Mast, Taylor and Yoder (Chairman). The Audit Committee met 4 times during 1998.

     The Executive Committee is responsible for administering the Corporation's employee benefit plans; setting the compensation of the President and Chief Executive Officer; reviewing the criteria that form the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Executive Committee is composed of Messrs. Baker, Bell, Gindlesberger, and Mast (Chairman). The Executive Committee met 12 times during 1998.

     The Investment Committee is responsible for reviewing the securities portfolio of the Corporation. The Corporation's Securities Committee reviews and makes recommendations to the full Board on matters affecting the market for the Corporation's common stock and the Corporation's dividend policy.

     The Loan Committee reviews loan policy matters and approves loan requests as required by internal policy.

     The Board of Directors of the Corporation meets bi-monthly for its regular meetings and upon call for special meetings. During 1998, the Board met 24 times. All Directors of the Corporation attended at least 75 percent of the Board and Committee Meetings that they were scheduled to attend during 1998.

Director Compensation
---------------------

Directors of the Corporation and its subsidiary, The Killbuck Savings Bank Company, received an annual retainer of $6,000 during 1998. The Chairman of the Board received an annual retainer of $8,400. Effective January 1, 1999, the fee stayed the same. In addition, committee members receive $150 per committee meeting attended.

              EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following remuneration table sets forth all direct remuneration paid by the Bank in 1998, 1997 and 1996 to the Corporation's President and Chief Executive Officer. No other Officers' total compensation exceeded $100,000 for the year ended 1998.

                       Summary Compensation Table

                                           Annual Compensation
                                           -------------------

                                                              All Other
Name and Principal Position     Year    Salary     Bonus    Compensation

Mr. Luther E. Proper            1998   $110,000   $22,844      $7,717
President and Chief
 Executive Officer              1997   $102,500   $22,597      $7,990
                                1996   $ 95,000   $21,743      $8,161

Report of the Executive Committee of Killbuck Bancshares, Inc. on Compensation

     Under rules established by the Securities and Exchange Commission (the "SEC"), the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation's President and Chief Executive Officer and, if applicable, the four other most highly compensated Executive Officers, whose compensation exceeded $100,000 during the Corporation's fiscal year. The disclosure requirements, as applied to the Corporation, include only the Corporation's President and Chief Executive Officer Mr. Luther E. Proper. The disclosure includes the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting such officers.
Killbuck Bancshares, Inc. is a holding company and owns a single operating subsidiary, The Killbuck Savings Bank Company. Killbuck Bancshares, Inc. has no direct employees. All disclosures contained in this Proxy Statement regarding executive compensation reflect compensation paid by The Killbuck Savings Bank Company. The Executive Committee of the Corporation has the responsibility of determining the compensation policy and practices with respect to all Executive Officers. At the direction of the Board of Directors, the Executive Committee has prepared the following report for inclusion in this Proxy Statement.

     Compensation Philosophy.
     ----------------------- This report reflects the Corporation's compensation philosophy as endorsed by the Executive Committee. The Executive Committee makes a recommendation regarding the level of compensation for Mr. Proper. The Executive Committee determines the level of compensation for all other Executive Officers within the constraints of the amounts approved by the Board.

     Essentially, the executive compensation program of the Corporation has been designed to:

- Support a pay-for-performance policy that awards Executive Officers for corporate performance.

- Motivate key Executive Officers to achieve strategic business goals.
- Provide compensation opportunities which are comparable to those offered by other peer group companies; thus allowing the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success.

     Salaries.
     -------- Effective January 1, 1998, the Executive Committee recommended and the Board increased the salary paid to Mr. Proper. The increase reflected consideration of competitive data reported in compensation surveys and the Executive Committee's assessment of the performance of such executives over the intervening year and recognition of the Corporation's performance during 1997. In addition, the Executive Committee approved compensation increases for all other Executive Officers of the Corporation. Executive Officer salary increase determinations are based upon an evaluation of such executives' performance against goals set in the prior year.

     Cash Bonus Plan.
     --------------- The Corporation maintains a cash bonus plan (the "Bonus Plan") which allocates a portion of the Corporation's net income for the purpose of employee cash bonuses on an annual basis. The award of a bonus to any employee under the terms of the Bonus Plan is discretionary and in the case of Mr. Proper is determined by the Board of Directors upon the recommendation of the Executive Committee, and in all other cases is determined by the Executive Committee upon recommendation of management.

     The Executive Committee has determined that a significant portion of executive compensation should be payable in an annual bonus which shall be based principally upon the financial performance of the Corporation. The Executive Committee believes that it is important to reward executive management based upon the success of the Corporation.

This Report on Compensation is submitted by the Executive Committee Members:

     John Baker, Robert Bell, Thomas Gindlesberger, Allan Mast,

Executive Committee Interlocks and Insider Participation

     Mr. Luther E. Proper, the Corporation's President and Chief Executive Officer served as an Ex Officio member of the Executive Committee of the Corporation, which is responsible for compensation matters (see "Report of the Executive Committee of Killbuck Bancshares, Inc. on Compensation" in this Proxy Statement).

     Although Mr. Proper attends meetings of the Executive Committee as an Ex Officio member, he did not attend those portions of meetings, nor participate in any decisions, regarding his own compensation as an Executive Officer.

Performance Graph - Five-Year Shareholder Return Comparison

     The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has selected the Dow Jones Equity Market Index and the Dow Jones Regional Bank Index for purposes of this performance comparison. The chart below compares the value of $100 invested on December 31, 1993, in the Corporation's stock, the Dow Jones Equity Market Index and the Dow Jones Regional Bank Index.


                        (line graph belongs here)

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG KILLBUCK BANCSHARES, INC. DOW
    JONES EQUITY MARKET INDEX & DOW JONES MAJOR REGIONAL BANK INDEX FOR FISCAL YEAR
                               ENDING DECEMBER 31

                                   1993      1994      1995      1996      1997      1998
Killbuck Bancshares, Inc.        $100.00   $115.63   $161.96   $234.09   $347.86   $472.65
Dow Jones Equity Market Index    $100.00   $100.74   $138.69   $170.63   $228.57   $294.05
Dow Jones Regional Bank Index    $100.00   $ 96.24   $153.91   $211.43   $320.28   $371.17

ASSUMES $100 INVESTED ON JANUARY 1, 1994
IN KILLBUCK BANCSHARES, INC. COMMON STOCK,
DOW JONES EQUITY MARKET INDEX & DOW JONES MAJOR
REGIONAL BANK INDEX

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                Certain Relationships and Related Transactions

     Directors of the Corporation and their associates were customers of, and have had transactions with, the Corporation in the ordinary course of business during 1998.

     These transactions consisted of extensions of credit by the Corporation in the ordinary course of business and were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons. In the opinion of the management of the Corporation, those transactions do not involve more than a normal risk of being collectible or present other unfavorable features. The Corporation expects to have, in the future, banking transactions in the ordinary course of its business with Directors and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the time of comparable transactions with others.

    Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Corporation or written representations that no Form 5s were required, the Corporation believes that during 1998 all Section 16(a) filing requirements applicable to its officers and Directors were complied with, except for the late reporting a single transaction on a Form 4 by Mr. Proper. The Corporation has no shareholders who are ten percent beneficial owners.

                           Selection of Auditors

     S. R. Snodgrass, A.C. has been appointed to serve as the Independent Auditor for the Corporation and its subsidiary for the fiscal year ended December 31, 1998. It is the intention of the Corporation to appoint S. R. Snodgrass, A.C. as Independent Auditor for 1999. Representatives of S. R. Snodgrass, A.C. are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to have the opportunity to make any statements they consider appropriate.

                           Shareholder Proposals

     If any stockholder of the Corporation wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2000, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, , 165 N. Main Street, Killbuck, Ohio 44637, prior to the close of business on November 17, 1999. On any other proposal raised by a stockholder for next year's annual meeting, the Corporation intends that proxies received by it will be voted in the interest of the Corporation in accordance with the judgment of the persons named in the proxy and the proposal will be considered untimely, unless notice of the proposal is received by the Corporation not later than January 30, 2000.

     The Corporation's Code of Regulations establish advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In order to make a director nomination at a stockholder meeting, it is necessary that you notify the Corporation: (i) with respect to an election to be held at an annual meeting of Shareholders, not fewer than 45 days in advance of the corresponding date for the date of the preceding year's annual meeting of Shareholders, and (ii) with respect to an election to be held at a special meeting of Shareholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Shareholders. Therefore a shareholder desiring to make a nomination for consideration at the annual meeting of the Corporation in 2000 must provide notice of such nominee to the Corporation not later than January 30, 2000. In addition, the notice must meet all other requirements contained in the Corporation's Code of Regulations. Any stockholder who wishes to take such action should obtain a copy of the Code of Regulations and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.

                               Other Matters

     The Board of Directors of the Corporation is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A copy of the Corporation's 1998 report filed with the Securities and Exchange Commission, on Form 10-K, will be available without charge to shareholders on request. Address all requests, in writing, for this document to: Mr. Luther E. Proper, President & CEO, Killbuck Bancshares, Inc., 165 N. Main Street, Killbuck, Ohio 44637.

                            KILLBUCK BANCSHARES, INC.
                   165 N. Main Street, Killbuck, Ohio  44637

                                    PROXY
                     PLEASE SIGN AND RETURN IMMEDIATELY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 12, 1999


     The undersigned hereby appoints Robert D. Bell, Allan R. Mast and Luther
E. Proper, or any one of them (with full power of substitution for me and in my name, place and stead), to vote all the common stock of said Corporation, standing in my name on its books on March 13, 1999, at the stockholders meeting, to be held at The Killbuck Savings Bank Company, 165 N. Main Street, Killbuck, Ohio on April 12, 1999 at 7:30 p.m. (local time), or any adjournments thereof, upon all matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF THREE DIRECTORS TO CLASS A

   The Board of Directors recommends a vote for the election of directors.

   Nominees:     John W. Baker, Richard L. Fowler and Kenneth E. Taylor

   For All the Nominees         Withholding Authority for All the Nominees
     [ ]                           [ ]

   (To withhold authority to vote for any one or more nominees, draw a line through such nominee's name.)

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AN ADJOURNMENT THEREOF.

This proxy will be voted as directed above, and if no direction is given, will be voted FOR PROPOSAL 1.


Dated:               , 1999
      ---------------            --------------------------------------------


                                 --------------------------------------------
                                          Signatures of stockholder(s)

         This proxy must be signed exactly as the name appears hereon.
      (When signing as Attorney, Executor, Administrator, Trustee, Guardian,
        please give full title.  If more than one Trustee, all should sign.
                          All joint owners must sign.)